As filed with the Securities and Exchange Commission on June 28, 2024

Registration No. 333-251455

Registration No. 333-47531

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-251455
FORM S-8 REGISTRATION STATEMENT NO. 333-47531

UNDER

THE SECURITIES ACT OF 1933

TSR INC.

(Exact name of registrant as specified in its charter)

Delaware	13-2635899
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Oser Avenue
Hauppauge, NY 11788

(631) 231-0333

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

TSR Inc. 2020 Equity Incentive Plan (the “2020 Plan”)
TSR, Inc. 1997 Employee Stock Option Plan (the “1997 Plan”)

(Full Titles of the Plans)

Thomas Salerno
Chief Executive Officer
400 Oser Avenue
Hauppauge, NY 11788

Telephone: (631) 231-0333

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence R. Bard, Esq.
Scott D. Museles, Esq.
Shulman Rogers, P.A.
12505 Park Potomac Ave, Suite 600
Potomac, MD 20854
Telephone: (301) 230-5200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

TSR Inc., a Delaware corporation (the “Company”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) these post-effective amendments (the “Post-Effective Amendments”) to deregister any and all securities of the Company, previously registered but unsold or otherwise unissued under the following Registration Statements on Form S-8 as of the date hereof (the “Registration Statements”):

●	Registration Statement No. 333-251455, filed with the Commission on December 18, 2020, which registered 200,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), under the 2020 Plan; and

●	Registration Statement No. 333-47531, filed with the Commission on March 6, 1998, which registered 800,000 shares of Common Stock under the 1997 Plan.

Pursuant to the Agreement and Plan of Merger, dated as of May 15, 2024, by and among Vienna Parent Corporation, an Indiana corporation (the “Parent”), Vienna Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (the “Purchaser”), and the Company, Purchaser merged with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on [June 28, 2024], upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, the Company hereby removes from registration the securities registered but remaining unsold under the Registration Statements as of the date of these Post-Effective Amendments. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hauppauge, New York, on June 28, 2024.

TSR INC.

By:	/s/ Thomas Salerno
Name:	Thomas Salerno
Title:	Chief Executive Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.

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